Exhibit 4.21

SIXTH AMENDMENT TO NOTE PURCHASE AGREEMENT

AND SENIOR DISCOUNT NOTES

This Sixth Amendment to Note Purchase Agreement and Senior Discount Notes dated as of March 2, 2004 (this “Amendment”) is by and among Ampex Data Systems Corporation (the “Issuer”), Ampex Corporation (the “Guarantor”), the entities identified as “Purchasers” on the signature pages hereto (the “Purchasers”), and DDJ Capital Management, LLC as agent (the “Holders’ Agent”) for the Purchasers and the other holders from time to time of the Senior Discount Notes (defined below).

WHEREAS, the Issuer, the Guarantor, the Purchasers and the Holders’ Agent are parties to a certain Note Purchase Agreement, dated as of November 6, 2000 (as amended, the “Note Purchase Agreement”) with respect to Senior Discount Notes of the Issuer in the original aggregate face principal amount at June 1, 2001 of $8,919,555.56 (the “Senior Discount Notes”); and

WHEREAS, the parties have entered into (i) an Amendment to Note Purchase Agreement and Senior Discount Notes, dated as of May 30, 2001 (the “First Amendment”), pursuant to which, among other things, the stated maturity date of the Senior Discount Notes was extended from May 30, 2001 to August 31, 2001, (ii) a Second Amendment to Note Purchase Agreement and Senior Discount Notes, dated as of August 13, 2001 (the “Second Amendment”), pursuant to which, among other things, the stated maturity date of the Senior Discount Notes was extended from August 31, 2001 to October 31, 2001, (iii) a Third Amendment to Note Purchase Agreement and Senior Discount Notes, dated as of October 26, 2001 (the “Third Amendment”), pursuant to which, among other things, the stated maturity date of the Senior Discount Notes was extended from October 31, 2001 to March 31, 2002, (iv) a Fourth Amendment to Note Purchase Agreement and Senior Discount Notes, dated as of January 31, 2002 (the “Fourth Amendment”), pursuant to which, among other things, the restrictions on the ability of the Issuer and the Guarantor to incur indebtedness and grant liens were amended, and (v) a Fifth Amendment to Note Purchase Agreement and Senior Discount Notes, dated as of March 25, 2002 (the “Fifth Amendment”), pursuant to which, among other things, the Final Maturity Date of the Senior Discount Notes was extended to January 5, 2005; and

WHEREAS, the Issuer and the Guarantor have requested that the Purchasers and the Holders’ Agent agree to further amend the Note Purchase Agreement and the Senior Discount Notes to, among other things, extend the Final Maturity Date of the Senior Discount Notes to January 5, 2006; and

WHEREAS, the Purchasers and the Holders’ Agent are willing to amend the Note Purchase Agreement and the Senior Discount Notes as requested on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set fourth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.  Capitalized terms used herein without definition shall have the meanings set forth in the Note Purchase Agreement.

2.  Section 1.1 of the Note Purchase Agreement is hereby amended by adding the following new terms, and/or amending and restating the following existing terms:

“Available Cash Flow” means, with respect to any relevant period:

(i)  the aggregate amount of royalty payments and license fees received in cash by the Guarantor and its Subsidiaries under the Royalty Agreements during such period, plus

(ii)  Net Cash Proceeds received during such period from any Asset Sale involving any assets of the Guarantor or the Issuer, or any Capital Stock of the Issuer, during such period, minus

(iii)  The aggregate amount of scheduled quarterly payments of interest accrued by the Guarantor on the Hillside Contribution Notes pursuant to Section 2.3(a) of the Hillside Agreement during such period and actually paid by the Guarantor during such period or within thirty (30) days following the end of such period, minus

(iv)  The minimum amount of principal payments required to be paid by the Guarantor in respect of the Hillside Contribution Notes pursuant to the Section 2.3(b) of the Hillside Agreement during such period and actually paid by the Guarantor during such period or within thirty (30) days following the end of such period (provided that in no event shall any principal payments be made in respect of the Hillside Contribution Notes pursuant to Section 2.3(b) of the Hillside Agreement prior to December 31, 2006); minus

(v)  The minimum amount of principal payments required to be paid by the Guarantor in respect of the Hillside Contribution Notes pursuant to Section 2.5 (b) of the Hillside Agreement during such period and actually paid by the Guarantor during such period or within thirty (30) days following the end of such period (provided that in no event (x) shall the aggregate amount of payments made in respect of the Hillside Contribution Notes pursuant to Section 2.5 (b) of the Hillside Agreement during any fiscal year exceed the lesser of (A) 20% of Net Income of the Ampex Group (as such terms are defined in the Hillside Agreement) during the prior fiscal year and (B) $1,000,000, and (y) shall any principal payments be made in respect of the Hillside Contribution Notes pursuant to Section 2.5 (b) of the Hillside Agreement prior to December 31, 2006), minus

(vi)  Mandatory pension payments required to be paid by the Guarantor during such period that are not funded by Hillside under the Hillside Agreement and are actually paid by the Guarantor during such period or within thirty (30) days following the end of such period, minus

(vii)  Mandatory payments required to be paid by the Guarantor during such period under employee supplementary pension plans of the Guarantor or any Subsidiary created prior to 1992 and currently in effect and actually paid during such period or within thirty (30) days following the end of such period, minus

(viii)  The aggregate amount of withholding, income, property or other taxes, licenses or fees required to be paid by the Guarantor during such period in connection with the conduct of business of the Guarantor or to maintain its existence and actually paid by the Guarantor during such period or within thirty (30) days following the end of such period, minus

(ix)  The aggregate amount of operating expenses (including, but not limited to, expenditures incurred in developing, issuing, maintaining and enforcing patents and collecting royalties but excluding dividends and distributions to holders of Capital Stock of the Guarantor and payments in respect of Indebtedness for Borrowed Money not expressly permitted under Section 8.6 hereof) required to be paid by the Guarantor during such period or within thirty (30) days following the end of such period, minus

(x)  The aggregate amount of incentive payments to employees engaged in collecting royalties required to be paid by the Guarantor during such period and actually paid by the Guarantor during such period or within thirty days following the end of such period and which in no event shall exceed 3% of the net royalties received by the Guarantor during such period, minus

(xi)  The aggregate amount of payments required to be paid by the Guarantor in respect of accrued liabilities during such period (including payments in respect of existing indebtedness but expressly excluding payments in respect of the Senior Discount Notes, the New 12% Notes and the Hillside Contribution Notes) and actually paid by the Guarantor during such period or within thirty days following the end of such period.”

“Final Maturity Date” means January 5, 2006.

“Hillside Agreement” means the Agreement dated as of December 1, 1994 (effective November 22, 1994), as amended through the date of this Amendment, by and among the Issuer, the Guarantor, Hillside and certain other parties named therein, which provides, among other things that if Hillside shall make requested contributions to certain employee benefit plans of the Guarantor, the Guarantor shall issue Hillside Contribution Notes to Hillside and the Issuer and other Subsidiaries of the Guarantor shall guarantee the payment of such Hillside Contribution Notes.”

3.  Section 8.1 of the Note Purchase Agreement is hereby amended by deleting existing Section 8.1 in its entirety and replacing it with the following new Section 8.1:

“8.1  Borrowing.    Create, incur, assume or suffer to exist any liability for Indebtedness for Borrowed Money except: (a) the Senior Discount Notes; (b) up to $50,000,000 aggregate outstanding principal amount of New 12% Notes, plus such additional amount of New 12% Notes as may be issued from time to time in payment of interest on the New 12% Notes; (c) purchase money Indebtedness and Capital Leases; (d) Indebtedness of any Restricted Subsidiary to the Guarantor or to any other Restricted Subsidiary of the Guarantor and Indebtedness of the Guarantor to any Restricted Subsidiary, in each case, incurred in the ordinary course of business and consistent with past practices; (e) Indebtedness of the Guarantor and its Subsidiaries under any Permitted Receivables Facility; (f) Indebtedness of the Guarantor and its Subsidiaries in respect of the Letters of Credit listed on Schedule 8.1(f) attached to the Fifth Amendment; and (g) Indebtedness of the Guarantor or any Subsidiary to Hillside arising pursuant to the terms of the Hillside Agreement and evidenced by Hillside Contribution Notes and any guarantees thereof.”

4.  Section 8.6 of the Note Purchase Agreement is hereby amended by deleting existing Section 8.6 in its entirety and replacing it with the following new Section 8.6:

“8.6  Payments of Indebtedness for Borrowed Money.    Make any payment or prepayment on account of any Indebtedness for Borrowed Money other than on the Senior Discount Notes, except that (a) the Guarantor may issue additional New 12% Notes in payment of interest on the New 12% Notes, (b) the Guarantor and its Subsidiaries may make regularly scheduled payments of principal and interest (but no prepayments other than revolving credit prepayments that may be re-borrowed by the Guarantor or a Subsidiary under such facility) on account of Indebtedness under any Permitted Receivables Facility, (c) the Guarantor and its Subsidiaries make payments in respect of drawings made under the Letters of Credit listed on Schedule 8.1 (f), (d) the Guarantor may make scheduled quarterly payments of interest on the dates and in the amounts required to be made in respect of the Hillside Contribution Notes pursuant to Section 2.3(a) of the Hillside Agreement, (e) the Guarantor may make the minimum scheduled principal payments (but no prepayments or payments out of “Surplus Cash” (as such terms are defined in the Hillside Agreement) required to be made in respect of the Hillside Contribution Notes pursuant to Section 2.3(b) of the Hillside Agreement, provided that no such principal payments shall be made before December 31, 2006, (f) the Guarantor may make the minimum principal payments (but no prepayments or payments out of “Surplus Cash” (as such terms are defined in the Hillside Agreement)) required to be made in respect of the Hillside Contribution Notes pursuant to Section 2.5(b) of the Hillside Agreement, provided that (x) the aggregate amount of such principal payments made during any fiscal year shall not exceed the lesser of (A) 20% of Net Income of the Ampex Group ( as such terms are defined in the Hillside Agreement) during the prior fiscal year, and (B) $1,000,000, and (y) no such principal payments shall be made prior to December 31, 2006, (g) the Guarantor and its Subsidiaries may make regularly scheduled payments of principal and interest (but no prepayments) on account of Indebtedness permitted under Section 8.1 above (excluding the New 12% Notes, the Hillside Contribution Notes and Indebtedness under the Permitted Receivables Facility), and (h) the Guarantor and its Subsidiaries may make payments of principal and interest on account of intercompany Indebtedness owing from (i) the Guarantor to any of its Restricted Subsidiaries, (ii) any of the Guarantor’s Subsidiaries to the Guarantor, or (iii) any of the Guarantor’s Subsidiaries to any of the Guarantor’s Restricted Subsidiaries.”

5.  The Senior Discount Notes are hereby amended to the extent necessary to cause all of the terms and provisions of Senior Discount Notes to comply with the terms and provisions of the Note Purchase Agreement, as amended by this Sixth Amendment.

6.  The Guarantor hereby acknowledges, confirms ratifies and agrees that (i) pursuant to the provisions of the Article XIV of the Note Purchase Agreement, the Guarantor has guaranteed the obligations of the Issuer under the Note Purchase Agreement and the Senior Discount Notes, (ii) as security for the obligations of the Issuer and the Guarantor under the Note Purchase Agreement, the Guarantor has granted to the Holders’ Agent for the benefit of the Holders, pursuant to the Guarantor Security Agreement, a security interest in all of the right, title and interest now owned or hereafter acquired by the Guarantor in various royalties, license fees, receivables and other payments as set forth therein, and (iii) the Note Purchase Agreement and the Guarantor Security Agreement are presently and, after giving effect to this Amendment, will continue to be valid and binding obligations of the Guarantor enforceable in accordance with their respective terms.

7.  This Amendment shall become effective on the date that each of the following conditions has been fulfilled to the satisfaction of the Holders’ Agent, provided that any or all of the following conditions may be waived, in whole or in part, by the Holders’ Agent in its sole discretion:

(a)  The Issuer, the Guarantor, the Purchasers and the Holders’ Agent shall have executed and delivered to the Holders’ Agent an original of this Amendment;

(b)  The Issuer and the Guarantor shall have delivered to the Holders’ Agent, copies of (i) an amendment to the Hillside Agreement, in form and substance reasonably satisfactory to the Holders’ Agent, pursuant to which, among other things, Hillside shall agree to defer all principal payments in respect of the Hillside Contribution Notes until after December 31, 2006, and (ii) an Amendment to the New 12% Note Indenture, in form and substance reasonably satisfactory to the Holders’ Agent, pursuant to which, among other things, the definition of “Minimum Available Cash Flow” set forth therein shall be modified to increase the amount thereof from $25,000,000 to $30,000,000 and to extend the date for the receipt thereof from December 31, 2004 to December 31, 2006, which copies shall be certified as being true, correct and complete by an Officer of Guarantor; and

(c)  The Issuer and the Guarantor shall have executed and delivered to the Holders’ Agent such additional documents as the Holders’ Agent may reasonably request, each of which additional documents shall be in form and substance reasonably satisfactory to the Holders’ Agent.

8.  Each of the Issuer and the Guarantor acknowledges, represents and warrants that neither the Issuer nor the Guarantor has any claim, cause of action, defense or right of set off against the Purchasers or the Holders’ Agent, and to the extent that either the Issuer or the Guarantor has any such rights, each of the Issuer and the Guarantor hereby releases, waives, and forever discharges the Purchasers and the Holders’ Agent (together with their predecessors, successors and assigns) from each action, cause of action, suit, debt, defense, right of set off, or other claim whatsoever, in law or in equity, known or unknown against the Purchasers or the Holders’ Agent.

9.  This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same agreement,

10.  This Amendment shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts. If any provision of this Amendment is in conflict with a statute or rule of the law of The Commonwealth of Massachusetts, or is otherwise unenforceable for any reason whatsoever, such provision shall be deemed null and void to the extent of such conflict or unenforceability, but shall be deemed separable from and shall not invalidate any other provisions of this Amendment.

11.  This Amendment contains the final, complete, and exclusive expression of the understandings between the parties regarding the transaction contemplated by this Amendment.

IN WITNESS WHEREOF, each of the undersigned parties through their authorized representatives has executed and delivered this Amendment as an instrument under seal as of the date set forth above.

“ISSUER”

AMPEX DATA SYSTEMS CORPORATION

By:	/S/ CRAIG L. MCKIBBEN
Name: Craig L. McKibben
Title: Vice President

“GUARANTOR”

AMPEX CORPORATION

By:	/S/ CRAIG L. MCKIBBEN
Name: Craig L. McKibben
Title: Vice President

“PURCHASERS”

B III CAPITAL PARTNERS, L.P.

By: DDJ Capital III, LLC, its General Partner By: DDJ Capital Management, LLC, Manager

By:	/S/ DAVID J. BREAZZANO
Name: David J. Breazzano
Title: Member

B III-A CAPITAL PARTNERS, L.P.

By: GP III-A LLC, its General Partner By: DDJ Capital Management, LLC, Manager

By:	/S/ DAVID J. BREAZZANO
Name: David J. Breazzano
Title: Member

GMAM INVESTMENT FUNDS TRUST II— PROMARK ALTERNATIVE HIGH YIELD BOND FUND

By: DDJ Capital Management, LLC, on behalf of GMAM Investment Funds Trust II—Promark Alternative High Yield Bond Fund, in its capacity as investment manager

By:	/S/ DAVID J. BREAZZANO
Name: David J. Breazzano
Title: Member

“HOLDERS’ AGENT”

DDJ Capital Management, LLC, in its capacity as Agent for the Purchasers and the other holders from time to time of Senior Discount Notes

By:	/S/ DAVID J. BREAZZANO
Name: David J. Breazzano
Title: Member